December 12, 2000

First Preference Mortgage Corp.
800 Washington Avenue
Waco, TX 76701
Attention:   David W. Mann, President & CEO

Re: $25,000,000 Mortgage Warehouse Line of Credit

Gentlemen:

        Colonial Bank ("Colonial") is pleased to offer this non-assignable loan commitment (the "Commitment") to First Preference Mortgage Corp., a Texas corporation ("Borrower"), for a mortgage warehouse line of credit (the "Line of Credit") in the maximum principal amount of $25,000,000 on the following general terms and conditions:

BORROWER:         First Preference Mortgage Corp., a Texas corporation

LENDER:                 Colonial Bank

LINE OF CREDIT
AMOUNT:                 The maximum amount of the Line of Credit is $25,000,000 with the following maximum sublimits thereunder:

Sublimits	Purpose	Amount
Sublimit A	Conforming Mortgage Loans*	$ 25,000,000
Sublimit B	Wet Mortgage Loans	$ 8,750,000
Sublimit C	Non-Conforming Mortgage Loans**	$ 2,500,000
Sublimit D	Repurchased Mortgage Loans***	$ 625,000

* Residential Mortgage Loans that meet the requirements of FNMA, FHLMC or GNMA and are sold to one of the agencies or another Approved Investor (as defined below). Includes "jumbo" Mortgage Loans which meet "A" paper criteria, except loan size, and Alt-A Mortgage Loans with appropriate paper back-up from an automated underwriting system such as DU or LP.

** Residential Mortgage Loans that do not meet the underwriting criteria of FNMA, FHLMC or GNMA (including A-, B, C, High LTV, second mortgages, HELOCs, etc.), but are underwritten to specific Approved Investor guidelines.

*** Residential Mortgage Loans that must be repurchased from pools held by FNMA, GNMA, FHLMC or other investors or become ineligible for sale to investors, due to credit or documentation deficiencies that do not have a material adverse effect on the enforceability of such Mortgage Loan.

USE OF PROCEEDS:     The proceeds of the Line of Credit shall be used to fund residential mortgage loans (each, a "Mortgage Loan") conforming to Colonial=s warehouse collateral requirements which have been pre-sold to secondary market investors pre-approved by Colonial (each, an "Approved Investor") under written commitments acceptable to Colonial (each an "Investor Commitment").

LOAN ADVANCES:     Advances of the proceeds of the Line of Credit will be made by Colonial from time to time upon written request of a Borrower (in the form specified by Colonial) and compliance by Borrower with advance conditions established from time to time by Colonial including, but not limited to, the delivery by Borrower to Colonial of all documents required by Colonial and, if applicable, by the FHA, VA, any private mortgage insurer or Approved Investor in connection with the Mortgage Loan or the advance (collectively, the "Advance Conditions"). Borrower may receive and retain advances under Sublimit B for up to seven (7) Banking Days based solely upon Colonial's receipt of an acceptable trust receipt.

ADVANCE RATE:     Subject to Borrower=s compliance with each and all of the Advance Conditions, the proceeds of the Line of Credit will be advanced by Colonial to Borrower with regard to each Mortgage Loan being warehoused by Borrower with Colonial in an amount equal to the following:

Sublimit A. ninety-nine percent (99%) of commitment (i.e., the amount to be paid by an Approved Investor for the Mortgage Loan pursuant to a binding Investor Commitment), not to exceed par (i.e., the outstanding principal balance of the Mortgage Loan).

Sublimit B. Advance rate same as set forth in other Sublimits, determined by type of Mortgage Loan.

Sublimit C. nineth-eight percent (98%) of the lesser of (i) par or (ii) commitment.

Sublimit D. ninety percent (90%) of the lesser of (i) the repurchase price for the Mortgage Loan being repurchased by Borrower or (ii) current (within 45 days) appraised value of such Mortgage Loan.

INTEREST RATE:

Sublimit A. A variable interest rate equal to the 30-day LIBOR Rate plus 175 basis points (increasing to 200 basis points from the 60th day after the date of the advance), floating daily.

Sublimit B. A variable interest rate equal to the 30-day LIBOR Rate plus 200 basis points, floating daily.

Sublimit C. A variable interest rate equal to the 30-day LIBOR Rate plus 225 basis points (increasing to 250 basis points from the 90th day after the date of the advance), floating daily.

Sublimit D. A variable interest rate equal to the 30-day LIBOR Rate plus 250 basis points, floating daily.

For purposes of the foregoing, (i) "30-day LIBOR Rate" shall mean the rate that appears on the display designated as page A3750@ of the Telerate Service (or such other page as may replace page 3750 of that service) as of 11:00 a.m., Orlando time, on each Banking Day or, if not so reported on such service, as otherwise quoted by Colonial from time to time, as the 30-day LIBOR Rate, adjusted daily with each change in the 30-day LIBOR Rate, and (ii) interest shall be based on actual/360 day year accrual.

REPAYMENT TERMS:   Interest from the date of each advance of proceeds of the Line of Credit shall be payable monthly, commencing on or within thirty (30) days after the Closing, and at maturity.

The principal amount of each advance of proceeds shall be payable upon Borrower=s resale to the Approved Investor of the Mortgage Loan for which such advance was initially made or, if earlier, each such advance shall be repaid by Borrower as follows:

(i) in the case of any advance under Sublimit A, within 90 days after the advance date;

(ii) in the case of any advance under Sublimit B, seven (7) Banking Days after the date of funding such advance unless the loan documents with regard to such Mortgage Loan have been delivered to and accepted by Colonial;

(iii) in the case of any advance under Sublimit C, within 120 days after the advance date;

(iv) in the case of any advance under Sublimit D, within 360 days after the advance date; provided, however, on the 91st day in the warehouse, an additional 15% (based on initial value) must be repaid; on the 181st day in the warehouse, another 25%; and on the 271st day in the warehouse, another 25%; with the remaining 25% due on day 360 in the warehouse;

(v) upon expiration of the Investor Commitment for such Mortgage Loan or certificate covering same;

(vi) if applicable, within 10 days after redelivery by Colonial to Borrower of any non-conforming instrument or document for correction unless Borrower has completed the correction thereof and delivered same to Colonial within such 10-day period; or

(vii) in the case of any advance under Sublimit A, B or C, five (5) Banking Days after the Mortgage Loan supporting such advance is rejected by an Approved Investor unless such Mortgage Loan is recommitted within such time period.

PREPAYMENT/PENALTY:   The Line of Credit or any advance thereunder may be prepaid, without penalty, at any time in full, but not in part, and shall be prepaid as set forth above under the heading, "LOAN AND REPAYMENT TERMS."

MATURITY DATE:   June 30, 2001

COLLATERAL:   The Line of Credit shall be secured by an assignment of and the grant of a first priority security interest in the Collateral more particularly described on Schedule I attached hereto. Except for the documents to be delivered by Borrower to Colonial as required by the Advance Conditions, all of the other documents comprising any part of the Collateral will be held by Borrower in trust for Colonial.

Such Collateral shall be acceptable to Colonial at all times and Colonial reserves the right to refuse any non-conforming Mortgage Loan (except those eligible for advances under Sublimit C).

GUARANTORS:   David W. Mann and all other owners of Borrower, if any, unconditionally and jointly and severally.

FEES:   Collateral Agent Fee: $15.00 for each Mortgage Loan (if the submission of data is transmitted electronically via MBMS Net, such fee may be reduced to $10.00 for each Mortgage Loan and Borrower shall pay any pass-through costs charged by MBMS for this service).

COLONIAL=S COUNSEL:   L. Susan Doss, Esquire
                                                 Bradley Arant Rose & White LLP
                                                  2001 Park Place, Suite 1400
                                                 Birmingham, Alabama 35203

TELEPHONE NUMBER:   (205) 521-8635

TELECOPY NUMBER:   (205) 521-8500

COMMITMENT EXPIRATION DATE:   December 22, 2000

CLOSING DEADLINE:   Ten (10) days from the date of acceptance of this commitment but, in any event, on or before December 31 if possible

SPECIAL CONDITIONS:   In addition to the other requirements set forth herein, the following special conditions shall be applicable to the Line of Credit:

1. Borrower shall follow and abide by the operational procedures of Colonial=s Mortgage Warehouse Lending Division.

2. All Mortgage Loans must be subject to Investor Commitments before trades may be performed with the Approved Investor. Prior to Closing, Borrower shall provide to Colonial a list of Borrower= s "primary" investors for approval by Colonial, which shall include each investor=s name, address, telephone number and contact person(s).

3. All of Borrower=s loan disbursement accounts, master concentration accounts and cash collateral accounts shall be held with Colonial.

4. Borrower shall not enter into or maintain any other warehouse financing without the prior written approval of Colonial. Borrower's existing warehouse facility from Banc One will be terminated within 75 days after the closing of the Line of Credit.

5. Borrower shall maintain insurance covering such risks (including, but not limited to, E&O coverage) and in such amounts and with such companies as are reasonably acceptable to Colonial. In addition, all applicable employees of Borrower must be covered by an acceptable fidelity bond. All required insurance shall name Colonial as a "loss payee" and have a minimum term of one (1) year with provision for thirty (30) days prior written notice of any cancellation, non-renewal or modification of the policy to the following:

Colonial Bank
Mortgage Warehouse Lending Division
201 East Pine Street, Suite 730
Orlando, Florida 32801

Borrower shall also provide Colonial with a policy, certificate or binder and proof of payment of the premium.

6. Borrower shall not make or permit any change in its ownership or management control without the prior written approval of Colonial, which approval shall not unreasonably be withheld.

7. Borrower shall send or cause to be sent Colonial-approved bailment letters to all non-agency investors which shall execute and return same to Colonial at Mortgage Warehouse Lending Division, 201 East Pine Street, Suite 730, Orlando, Florida 32801.

8. Prior to the funding of any advance under the Line of Credit, Colonial shall be furnished with a third-party operations audit of Borrower, the results of such audit to be satisfactory to Colonial in its sole discretion. If the results of such audit are not satisfactory to Colonial, Colonial may terminate this Commitment and shall have no obligation to fund the Line of Credit. In addition, prior to each renewal (if any) of the Line of Credit, Borrower shall permit Colonial to conduct audits of the Collateral from time to time, no less frequently than on an annual basis, and pay the reasonable fees (up to $250.00) and costs associated with such audits.

9. Borrower shall maintain agency approvals satisfactory to Colonial at all times during the term of the Line of Credit.

10. Mortgage Loans warehoused under Sublimit C either must be underwritten in accordance with specific Approved Investor guidelines.

11. Borrower may not declare or pay any dividend or make any other payment or distribution to any of its owners or subordinated debtholders, without, in each instance, the prior written consent of Colonial, unless Borrower is in compliance with all applicable financial covenants and all other material covenants set forth in this Commitment and in any of the Loan Documents, both before and after giving effect to such dividend, payment or distribution.

12. None of Borrower=s shareholders may pledge, assign, transfer or encumber any capital stock of Borrower during the term of the Line of Credit.

13. Borrower shall not incur any other bank debt or term debt in excess of $500,000 in the aggregate annually without the prior written consent of Colonial.

14. Borrower shall comply with the following financial covenants during the term of the Line of Credit:

Covenant	Requirement	When Tested
Total Liabilities/Adjusted Tangible Net Worth	#10:1.0	Monthly
Adjusted Tangible Net Worth	$$2,500,000	Monthly
Tangible Net Worth	$$2,700,000	Monthly
Current Assets/Current Liabilities	$1.0:1.0	Monthly

For purposes of the foregoing, (i) "Adjusted Tangible Net Worth" is defined as GAAP net worth, less advances/loans to affiliates, plus subordinated debt, and (ii) all other financial terms shall be defined in accordance with GAAP.

15. Borrower shall include language in its instructions to loan closing agents requiring the closing agent to return funds to Lender if the closing does not take place. These instructions must be signed by the closing agent and returned with the closing package to Borrower which shall maintain same on file.

16. Colonial shall have the right to "mark to market" any of the Mortgage Loans as market conditions dictate.

17. At the sole discretion of Colonial, and on a case-by-case basis, Colonial may allow Mortgage Loans to remain in warehouse longer than the stated warehouse period. In such event, the principal curtailment and interest rate are decided at that time; however, a typical structure is: 10% curtailment per month, with the interest rate being Colonial's Prime Rate, floating daily, plus 3% (the interim default rate).

18. Borrower shall provide (or cause to be provided) the following financial items to Colonial during the term of the Line of Credit at the time or times set forth below and in form acceptable to Colonial:

A.   (i)   Internally prepared monthly financial statements of Borrower within 45 days after the end of each calendar month prepared on a GAAP basis, and (ii) audited, unqualified CPA-prepared financial statements of Borrower prepared on a GAAP basis including, but not limited to, an income statement and a balance sheet, within 90 days after the end of each fiscal year of Borrower. Borrower=s controller (or comparable) shall certify compliance with financial covenants on a monthly basis. Such financial statements shall include information on monthly production volume in dollars and units.

B.   An annual personal financial statement of each Guarantor within 30 days of the annual anniversary date of such Guarantor's original financial personal statement delivered to Colonial. Said financial statement must be on the Colonial-approved financial statement form for individuals with spouse joinder or waiver, where applicable.

C.   If requested by Colonial, completed Federal Income Tax Returns, including all schedules and attachments, for Borrower and/or Guarantor within 45 days from the date of filing such return.

D.   Secondary market position reports, including detailed loan/investor information, together with weighted average commitment value, no less frequently than monthly, on any loans not sold on a best-efforts basis.

E.   Any other information, reports, or statements Colonial may request, periodically, in order to assess the current financial condition of Borrower or Guarantor.

        This Commitment is based upon the accuracy of all facts, statements and financial information submitted by Borrower to Colonial as part of the loan request. It is also subject to execution and/or delivery of all documents and instruments (collectively, the "Loan Documents") required by Colonial or its counsel in connection with the closing of the Line of Credit. The requirements, terms and conditions set forth below shall further apply to the Line of Credit.

1.   Prior to Closing:

        The items listed as "DUE DILIGENCE ITEMS" on the attached Loan Closing Checklist must be delivered to Colonial or its counsel at least five (5) days prior to closing

2.   At Closing:

        The documents listed as "TRANSACTION DOCUMENTS" on the attached Loan Closing Checklist must be properly executed and delivered by Borrower to Colonial at closing, together with any and all other certificates, affidavits, resolutions, instruments, documents and legal opinions deemed appropriate or necessary by Colonial or Colonial=s Counsel.

3.   Miscellaneous Provisions:

        The following miscellaneous provisions shall apply to the Line of Credit proposed to be made under this Commitment:

(a) Loan Costs. Borrower shall, regardless of whether or not the Line of Credit is closed, pay all costs associated with this transaction as well as any post-closing costs, including but not limited to attorneys' fees, recording costs, inspection expenses, documentary stamps, intangible taxes, all taxes or costs imposed by governmental authorities on the documents or transaction, all insurance premiums for coverage required by Colonial and any other costs or expenses.

(b) No Assignment. This commitment is made exclusively to the named Borrower and cannot be sold, transferred, or assigned without the express written consent of Colonial.

(c) Approval of Documents, etc. All documents, instruments and other items submitted by Borrower or others on behalf of Borrower must be acceptable in form and content to Colonial. In the event any requirement, term, or condition is not met or complied with to Colonial's satisfaction, Colonial will not be obligated to close, to fund, or, if any initial or other funding has occurred, to continue to fund the Line of Credit.

(d) Litigation Expenses. In any litigation (including any arbitration or bankruptcy proceedings) arising from this commitment or the Loan Documents, Colonial shall be entitled to recover and receive its reasonable attorneys' fees and costs, including those for any appeal, provided that Colonial is the prevailing party, and said amount shall be secured by the Loan Documents if a Closing has been held.

(e) Law Governing. This commitment shall be construed in accordance with and governed by the laws of the State of Florida, without giving preference to any conflicts of laws principles.

(f) Modifications. Any modification in this commitment or any part of it shall only be valid and binding if in writing and executed by Colonial and Borrower.

(g) Survival of Commitment/Conflict with Loan Documents. The terms and conditions of this commitment not incorporated into the Loan Documents shall, to the extent applicable, survive the Closing and remain binding on the parties hereto unless otherwise agreed to in writing signed by all parties hereto. In the event of a conflict between this commitment and the Loan Documents, the Loan Documents will control subject, however, to the right of Colonial to require that the terms of this commitment be complied with, in which event, this commitment shall govern as to said terms so elected by Colonial.

(h) Banking Day. As used herein, the term "Banking Day" shall mean a day for dealings by and between banks, excluding Saturday, Sunday and any day which shall be a legal holiday in the City of Orlando, Florida, or a day on which banking institutions are authorized to close.

(i) Person. As used herein, the term "Person" shall mean any individual, partnership, joint venture, firm, corporation, trust, unincorporated association, government or any department or agency thereof, and any other entity whatsoever.

(j) Default Conditions. In the event (i) there is any adverse material change in the financial position of Borrower or any Guarantor as determined by Colonial, (ii) there is a bankruptcy or similar filing by or against Borrower or any Guarantor, or (iii) there is a failure by Borrower or any Guarantor to strictly comply with each and every term and condition set forth in this Commitment within the specified time periods, time being made expressly of the essence, Colonial shall have no obligation to initially fund or to continue to fund the Line of Credit and shall have no further liability under this commitment or the Loan Documents. The Loan Documents shall contain additional default conditions, and the foregoing shall not constitute the only default conditions.

(k) Resolution of Disputes. In the event any dispute should arise under this commitment, the Line of Credit, any of the Loan Documents, or any other aspect of any transaction between Colonial and Borrower or any Guarantor, whether or not specifically relating to any of the Loan Documents, said dispute will, at Colonial's sole election, as applicable, be resolved through binding arbitration in the County where the offices of Colonial are located, and in accordance with the rules of the American Arbitration Association. Colonial may elect to proceed against any collateral for the Line of Credit in a judicial proceeding and elect to have any other disputes between the parties resolved by binding arbitration, including any counterclaim which may be asserted by Borrower or any Guarantor. In any event, in any law suit involving this commitment, the Line of Credit, any of the Loan Documents, or any other aspect of any transaction between Colonial and Borrower or any Guarantor, the exclusive venue for any action shall be in the county where Colonial is located.

(l) Waiver of Jury Trial. In the event any lawsuit arises under this commitment, the Line of Credit, any of the Loan Documents, or any other aspect of any transaction between Colonial and Borrower or any Guarantor, each party expressly waives any right to a jury trial. This provision applies only to a lawsuit and does not waive the right of Colonial to require arbitration as set forth in the preceding paragraph.

(m) Right to Adjust Interest in the Event of a Default. Colonial further reserves the right in the event of default under the Line of Credit, at its election, not to declare the Line of Credit in default and therefore accelerate the Line of Credit but, rather, to increase the Interest Rate applicable to each Sublimit up to Colonial=s Prime Rate plus three (3) percentage points. Said election by Colonial shall not, however, preclude Colonial from thereafter declaring the Line of Credit in default and exercising all of its rights available in connection with the Line of Credit including, but not limited to, accelerating the Line of Credit balance and demanding that interest be paid not at the rate set forth herein but at the default interest rate set forth in the Line of Credit documents which will be the highest rate permitted by applicable law.

4.   Acceptance Of Commitment:

(a) This commitment will expire on the Commitment Expiration Date. If Borrower accepts this commitment, the Line of Credit must be closed on or before the Closing Deadline. If Borrower does not accept and return this commitment to Colonial prior to the Commitment Expiration Date or close the Line of Credit prior to the Closing Deadline, Colonial=s obligations hereunder shall terminate. Borrower shall further pay to Colonial any attorneys' fees and costs incurred by Colonial in connection with this matter.

(b) If the terms and conditions of this Commitment are satisfactory, please indicate your approval and acceptance by signing and forwarding to Colonial the original of this commitment. Each Guarantor must also sign this Commitment. This commitment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this commitment by signing any such counterpart.

(c) The undersigned states that he has the authority to accept this commitment and bind Borrower to the terms and conditions outlined above.

        If you have any questions regarding this commitment, please contact Amy J. Nunneley at (205) 981-2018 or our legal counsel, Susan Doss at Bradley Arant Rose & White LLP at (205) 521-8635. Colonial looks forward to doing business with you.

Very truly yours,

COLONIAL BANK

Amy J. Nunneley
Senior Vice President

ACCEPTANCE OF COMMITMENT BY BORROWER

         The undersigned does hereby accept this Commitment on this ____ day of December, 2000.

BORROWER:

FIRST PREFERENCE MORTGAGE CORP.

By:  ________________________________
Name:    David M. Mann
Title:       President & CEO
Telephone: ___________________________
Tax ID#: 74-2616901

ACCEPTANCE OF COMMITMENT BY GUARANTOR

        The undersigned do hereby accept this Commitment on this ____ day of December, 2000.

GUARANTOR:

___________________________
David M. Mann, individually

Address: 2020 Bear Creek Crossing
McGregor, TX 76657

SS# ###-##-####

SCHEDULE I

Description of Collateral

1. All Mortgage Loans, now owned or hereafter acquired by Borrower, including, without limitation, all notes, all mortgages, deeds to secure debt, trust deeds and security agreements evidencing, securing, guaranteeing or otherwise relating to such Mortgage Loans, all rights to payment thereunder, all rights in the property securing payment of the indebtedness of the obligors thereunder, or that are the subject of such Mortgage Loans, all rights under documents related thereto, such as guaranties and insurance policies (issued by governmental agencies or otherwise), including, without limitation, mortgage and title insurance policies, binders and commitments, fire and extended coverage insurance policies (including the right to any return premiums) and, if applicable, flood and earthquake insurance policies, participation certificates or agreements, FHA insurance and VA guaranties, and all rights, if any, in cash deposits consisting of impounds, insurance premiums or other funds held on account thereof;

2. All financing statements perfecting the security interest of any of the Mortgage Loans or in the property securing any such Mortgage Loans;

3. All mortgage-backed securities, now owned or hereafter acquired by Borrower, all right to the payment of moneys and non-cash distributions on account thereof, all new, substituted and additional securities at any time issued with respect thereto and any custodial account, together with any and all mortgage-backed securities held therein or credited thereto and any and all rights of such Borrower to insurance payments made in respect of such account;

4. All Investor Commitments, now existing or hereafter arising, covering any part of the foregoing Collateral, all rights to deliver Mortgage Loans and mortgage-backed securities to investors and other purchasers pursuant thereto and all proceeds resulting from the disposition of such Collateral pursuant thereto;

5. All now existing or hereafter arising rights to service, administer and/or collect any of the foregoing Collateral at any date, and all rights to the payment of money on account of such servicing, administration or collection activities;

6. All master concentration, loan disbursement and cash collateral accounts maintained with Colonial, any and all funds at any time held in such accounts, and any and all rights of such Borrower to insurance payments made in respect of such accounts;

7. All rights of Borrower to service and administer Mortgage Loans including without limitation (i) all rights of Borrower under any contracts to service and administer such Mortgage Loans, (ii) all rights of Borrower to receive payments in connection therewith, whether on account of the performance of services, upon the termination of such servicing rights or otherwise (including, without limitation, payments due from mortgagors and proceeds of FHA mortgage insurance and VA guarantee claims or other proceeds of foreclosure or other realization or recoveries on defaulted Mortgage Loans as reimbursement for any advances made by Borrower with respect to the payment of principal and interest to investors, the payment of taxes and insurance and other advances made by Borrower in connection with the servicing of such Mortgage Loans), and (iii) all rights, if any, with respect to the placement of escrow deposits associated with such Mortgage Loans and all rights, if any, of Borrower to the payment of money with respect thereto;

8. All now existing or hereafter acquired equipment, files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other books, records, information and data of Borrower relating to the foregoing Collateral (including all such items necessary or helpful in the administration or servicing of the foregoing Collateral);

9. All now existing or hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the foregoing Collateral; and

10. All proceeds and products of the foregoing Collateral.

LOAN CLOSING CHECKLIST

LENDER:                    COLONIAL BANK

BORROWER:             FIRST PREFERENCE MORTGAGE CORP.

LOAN AMOUNT:       $25,000,000

CLOSING DATE:        To be determined.

	DOCUMENTS	PREPARED/ RECEIVED	APPROVED	EXECUTED
1.	TRANSACTION DOCUMENTS
1.1	Loan Commitment	X
1.2	Mortgage Warehouse Loan and Security Agreement
1.3	Promissory Note
1.3.1 Affidavit of Out of State Delivery
1.4	Guaranty Agreements
1.4.1 David W. Mann

1.5	Assignment of Life Insurance Policy as Collateral (if applicable)	N/A	N/A	N/A
	1.5.1 Acknowledgment of Life Insurance Policy as Collateral	N/A	N/A	N/A
	1.5.2 Original Policy(ies)	N/A	N/A	N/A
1.6	Intercreditor Agreement (if applicable)
1.7	Closing Agreement/Line of Credit (if applicable)
1.8	Financing Statement(s)
1.8.1 State (Texas)
1.8.2 Local (if required)
1.9	Borrower's Closing Legal Opinion (if required)
1.10	Mortgage Warehouse Line of Credit Closing Statement
2	DUE DILIGENCE ITEMS
2.1	Borrower's Articles of Incorporation
2.2	Borrower's Bylaws
2.3	Borrower's Good Standing Certificate(s)
2.3.1 State of Formation (Texas)
2.3.2 Each Other State in Which Borrower Conducts Business
2.4	Fictitious Name Registration (if applicable)
2.5	UCC, Tax Lien & Judgment Searches
	2.5.1 Initial			--
	2.5.2 Final			--
2.6	Officers, Directors, Shareholders Lists
2.7	Certificate of Resolutions
2.8	Officer's Closing Certificate
2.9	Insurance Certificates (Colonial named as "loss payee")
	2.9.1 Error & Omissions			--
	2.9.2 Fidelity Bond			--
2.10	Evidence of Mortgage Broker License(s) in All Applicable States			--
2.11	Financial Statements
	2.11.1 Borrower			--
	2.11.2 Guarantor(s)			--
2.12	Federal Income Tax Returns
	2.12.1 Borrower			--
2.13	Third-Party Operations Audit

N/A = Not Applicable